EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Forms S-8 (File No. 333-145791, effective August 30, 2007, File No. 333-182046, effective June 11, 2012 and File No. 333-204765, effective June 5, 2015) and Form S-3 (File No. 333-206172, effective August 6, 2015).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 25, 2016